Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ranger Energy Services, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-220018, 333-231818 and 333-265359) and Form S-1 (No. 333-264037) of Ranger Energy Services, Inc. of our reports dated March 13, 2023, relating to the consolidated financial statements and the effectiveness of Ranger Energy Services, Inc.’s internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
Houston, Texas
March 13, 2023